EXHIBIT 10.20

Fiscal year 20XX cycle of the
LA-Z-BOY INCORPORATED 2024 OMNIBUS INCENTIVE PLAN

AWARD AGREEMENT

This Award Agreement (the “Agreement”) is made effective ________, 20XX (the “Grant Date”) between La-Z-Boy Incorporated (the "Company") and ________ (the "Employee").

This Agreement confirms grants to the undersigned Employee of Restricted Stock Units and Performance Units, and outlines terms of a MIP Award payable to such Employee pursuant to and subject to all terms and conditions of the La-Z-Boy Incorporated 2024 Omnibus Incentive Plan (“Plan”). This Agreement is also subject to the award notification letter dated _______, 20XX (“Notification”) as well as the applicable specific and general conditions set forth in the attached Appendix A. Capitalized terms used in this Agreement which are not defined herein shall have the meaning provided in the Plan.

The principal features of the foregoing grants and Awards are as follows:

Restricted Stock Units

TOTAL RESTRICTED STOCK UNITS: XXX

SCHEDULED VESTING DATES:	NUMBER OF RSUS:
______, 20XX	XXX
______, 20XX	XXX
______, 20XX	XXX
______, 20XX	XXX

SETTLEMENT: COMMON STOCK

Performance Units (20XX – 20XX Cycle)

MAXIMUM PERFORMANCE UNITS*   «FYXXX_PBS_Shares_at_MAX_wTSR_»
TARGET PERFORMANCE UNITS*     «FYXXX_PBS_Shares_at_TARGET_wTSR_»

SETTLEMENT: COMMON STOCK

Vesting based on attainment of Performance Goals to be established by the Compensation and Talent Oversight Committee of the Board (the “Committee”).

MIP Award

Your MIP Award payment will be calculated by multiplying (a) your Fiscal Year 20XX Eligible Earnings (based on your base salary in effect during Fiscal Year 20XX, calculated in accordance with the Company’s payroll system), times (b) your Target MIP Incentive Opportunity shown below, times (c) the Company Achievement Percentage, which will be determined by how the Company performs in comparison to target goals in sales (50% weighting) and operating margin (50% weighting) during the Fiscal Year. “Eligible Earnings” will be pro-rated based upon changes in your base salary level during Fiscal Year 20XX and will not include base salary attributable to any period in which you are not eligible to participate in the MIP, such as due to a change in position during the Fiscal Year. In addition, “Eligible Earnings” does not include (a) base salary for any period during which you are on a leave of absence, (b) severance pay, or (c) pay for any unused, accrued vacation time (whether paid due to applicable law, a separation from service, or any other reason).

PERFORMANCE PERIOD:        Fiscal Year 20XX

TARGET MIP INCENTIVE OPPORTUNITY: ___% of Eligible Earnings

COMPANY ACHIEVEMENT PERCENTAGE RANGE:     0% - 200%*

*The Committee shall have the right to reduce or eliminate the amount that would otherwise be payable to you based on the achievement of the performance goals with respect to the MIP Award for Fiscal Year 20XX if the Committee determines, in its sole discretion, that such reduction or elimination is appropriate and in the best interests of the Company based on such other factors considered by the Committee, in its sole discretion, including Company performance on other metrics, macroeconomic factors and/or individual performance.

Your signature below indicates your agreement that the foregoing grants and Awards are subject to all of the terms and conditions contained in the Plan, this Agreement, the attached Appendix A and the accompanying Notification. Your signature below also indicates your agreement that the Awards granted to you pursuant to this Agreement will be subject to forfeiture, recovery by the Company or other action pursuant to the La-Z-Boy Incorporated Policy on Recoupment of Incentive Compensation or as otherwise required by law or regulation.

Your signature below also indicates that you have received and read a copy of the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

La-Z-Boy Incorporated	Employee

Melinda D. Whittington Board Chair, President and Chief Executive Officer	Name
Date

AWARD AGREEMENT
APPENDIX A - TERMS AND CONDITIONS

Terms not defined in this Appendix A are, where applicable, defined as in the La-Z-Boy Incorporated 2024 Omnibus Incentive Plan (the “Plan”).

1.	Stock Options

A.    Exercising Options

Subject to the terms of Section 13 (Payment) and Section 18.3 (Withholding Taxes) of the Plan, you may exercise Options that have vested by delivering a notice of exercise as described in Section 7 of this Appendix A or by execution of the stock exercise procedures established on the Merrill Lynch Benefits OnLine® website. When you exercise an Option, you pay the grant price for Company stock. You may retain the stock (and, if you choose, sell it at a later date), or you may direct that the stock be sold immediately, subject to compliance with the Company’s insider trading policies. The Company has engaged Merrill Lynch to provide services for exercising Options.

You may exercise Options in one of three ways:

(a)    Cash Purchase Exercise

You pay the grant price multiplied by the number of shares covered by the Options you are exercising, plus applicable taxes, by (i) sending a check or wiring funds to Merrill Lynch or (ii) having sufficient funds in your Merrill Lynch account before you deliver notice of exercise. All of the shares covered by the Options being exercised are credited to your Merrill Lynch account.

(b)    Cashless Exercise

You may exercise your Options without any initial cash outlay. There are two methods of cashless exercise:

(i)    Cashless Hold - Merrill Lynch sells enough shares covered by the Options you are exercising to purchase all of the shares covered by the Options being exercised and to pay the exercise price and applicable taxes, costs, and fees. The remaining shares are credited to your Merrill Lynch account.

(ii)    Cashless Sell - Merrill Lynch sells all shares covered by the Options you are exercising, deducts the cost of the stock you purchased plus applicable taxes, costs, and fees, and sends you a check or wires the net proceeds to your bank account.

(c)    Stock Swap

You may exercise your Options by delivering to Merrill Lynch shares of Company stock that you have owned for at least six months, duly endorsed for transfer to the Company, having a fair market value on the date you deliver the shares equal to the grant price multiplied by the number of shares covered by the Options you are exercising, and in certain circumstances plus applicable taxes.

You have access to the secure Benefits OnLine® website at www.benefits.ml.com. Benefits OnLine provides grant summaries, modeling, and the ability to exercise Options and direct that stock acquired upon exercise be sold. Due to trading restrictions and other equity grant policies applicable to the Company’s executive officers, the Company’s Reporting Persons are required to conduct equity award transactions through the Merrill Lynch Financial Advisor team designated to service the accounts.

B.    Termination of Options

The Options granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the Grant Date of the applicable Option, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Subsidiaries, your Options will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement (as defined below), death, Disability or a Change in Control Termination, each as described below, your unvested Options will immediately terminate and your vested Options will automatically terminate ninety (90) days after you cease to be an Employee except for any Options that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Subsidiaries, from a Subsidiary to the Company, or between Subsidiaries; or (ii) a leave of absence authorized by the Company or a Subsidiary. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Subsidiaries and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Subsidiaries.

Cause. If you are terminated for Cause, your Options, whether or not vested, will terminate immediately upon such termination.

Retirement. If you Retire, with the consent of the Company, all of your unvested Options granted at least ten months prior to the date of such Retirement will immediately fully vest upon such Retirement, and you may exercise your Options during the 36 months following your Retirement except for any Options that expire earlier by their terms. Options granted less than ten months before you Retire will terminate immediately upon your Retirement.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested Options will immediately fully vest upon such death or termination due to Disability, and you (or your beneficiary or personal representative) may exercise your Options during the 36 months after you terminate due to Disability or die (whichever occurs first) except for any Options that expire earlier by their terms.

Change in Control Termination. In the event of the consummation of any Corporate Transaction, if you cease to be an Employee due to (i) a termination of your employment by the Company without Cause (as defined below) or (ii) a resignation of employment by you due to Good Reason (as defined below), in each case, within two years following the consummation of such Corporate Transaction, your Option will be fully vested and may be exercised in full, beginning on the date of such termination and for the one-year period immediately following such termination except for any Options that expire earlier by their terms.

2.	Stock Appreciation Rights

A.Exercising SARs

Subject to the terms of Section 9 (Terms and Conditions of Stock Appreciation Rights) and Section 18.3 (Withholding Taxes) of the Plan, when you exercise SARs, you are entitled to receive in cash an amount equal to the number of SARs exercised multiplied by the difference between the fair market value of one share of Company stock on the date of exercise and the SAR grant price. The Company has engaged Merrill Lynch to provide services for exercising SARs.

B.Termination of Stock Appreciation Rights

The SARs granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the Grant Date of the applicable SAR, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Subsidiaries, your SARs will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement, death, Disability or a Change in Control Termination, each as described below, your unvested SARs will immediately terminate and your vested SARs will automatically terminate thirty (30) days after you cease to be an Employee except for any SARs that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Subsidiaries, from a Subsidiary to the Company, or between Subsidiaries; or (ii) a leave of absence authorized by the Company or a Subsidiary. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Subsidiaries and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Subsidiaries.

Cause. If you are terminated for Cause, your SARs, whether or not vested, will terminate immediately upon such termination.

Retirement. If you Retire, with the consent of the Company, all of your unvested SARs granted at least ten months prior to the date of such Retirement will immediately fully vest upon such Retirement, and you may exercise your SARs during the 36 months following your Retirement except for any SARs that expire earlier by their terms. SARs granted less than ten months before you Retire will terminate immediately.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested SARs will immediately fully vest upon such death or termination due to Disability, and you (or your beneficiary or personal representative) may exercise your SARs during the 36 months after you terminate due to Disability or die (whichever occurs first) except for any SARs that expire earlier by their terms.

Change in Control Termination. In the event of the consummation of any Corporate Transaction, if you cease to be an Employee due to (i) a termination of employment by the Company without Cause or (ii) a resignation of employment by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, your SARs will be fully vested and may be exercised in full, beginning on the date of such termination and for the one-year period immediately following such termination except for any SARs that expire earlier by their terms.

3.	Restricted Stock and Stock Units

Restricted stock will be settled in Company stock upon the lapse of vesting conditions and Restricted Stock Units will be settled in Company stock except as otherwise provided for in your Agreement, with any Restricted Stock Units settled within 60 days following the applicable vesting date or vesting event.

Restricted Stock - Termination of Employment. If you cease to be an Employee other than because you die, become Disabled or due to a Change in Control Termination, you will forfeit any Restricted Stock that have not vested, or for which applicable restrictions and conditions have not lapsed, and you will have no further rights with respect to your

Award of Restricted Stock. If, during the restriction period, you (i) die, (ii) terminate employment due to Disability or (iii) are terminated by the Company without Cause or you resign employment due to Good Reason within the two-year period following the consummation of a Corporate Transaction, all of your Restricted Stock will immediately vest and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate.

Restricted Stock Units – Termination of Employment. If you cease to be an Employee other than because you die, terminate due to Disability, Retire or due to a Change in Control Termination, you will forfeit any Restricted Stock Units that have not vested, or for which applicable restrictions and conditions have not lapsed, and you will have no further rights with respect to your Award of Restricted Stock Units. If you die during the applicable vesting period, all of your Restricted Stock Units will immediately vest and your Restricted Stock Units will be settled in Company stock (or, if specified in your Agreement, cash) within 60 days following such death. If your employment terminates due to Disability or if you Retire, with the consent of the Company, then the Restricted Stock Units will remain outstanding and will be settled in Company stock (or, if specified in your Agreement, cash) within 60 days following each applicable vesting date; provided, however, that any Restricted Stock Units granted less than ten months before you Retire will terminate immediately upon your Retirement; provided further, that if you are terminated due to Disability or Retire within the two-year period following a Corporate Transaction, the Restricted Stock Units will be settled immediately upon such termination to the extent required to comply with Section 409A of the Code. In the event of the consummation of any Corporate Transaction, if you cease to be an Employee due to (i) a termination of employment by the Company without Cause or (ii) a resignation of employment by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, all of your Restricted Stock Units will immediately vest upon such termination and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate and such Restricted Stock Units will be settled in Company stock (or, if specified in your Agreement, cash) within 60 days following such termination of employment; provided, however, that if the Corporate Transaction is a not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such termination of employment would not be permitted under Section 409A of the Code, then the Restricted Stock Units will vest and will be settled in Company stock (or, if specified in your Agreement, cash) within 60 days following each applicable vesting date or, if earlier, within 60 days following your death.

Restricted Stock Units – Dividend Equivalent Rights. The Restricted Stock Units include a Dividend Equivalent Right equal to the value of any dividends paid on the Company stock for which the dividend record date (the “Record Date”) occurs between the Grant Date and the date the Restricted Stock Units are settled or forfeited. Each Dividend Equivalent Right entitles you to receive the equivalent cash value, without interest, of any such dividends paid on the number of shares of Company stock underlying the

Restricted Stock Units that are outstanding on the Record Date. Dividend Equivalent Rights will be subject to the same vesting conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

4.	Performance Units

Performance Units will be settled in Company stock except as otherwise provided for in your Agreement. Any payout with respect to Performance Units will occur within two and a half months following the conclusion of the three-year performance period.

Termination of Employment. You will not be entitled to receive any Performance Units if, except in the circumstances described below, you cease to be an Employee before the end of the three-year performance period.

Death, Disability or Retirement. Regardless of the above employment requirement, the Committee may, in its discretion, determine that you are entitled to a partial payout of an award if, before the expiration of the three-year performance period, (i) you Retire, (ii) you terminate due to Disability, or (iii) you die, then you (or, if applicable, your estate) may receive a partial payout of this Award based on any fiscal years that have been completed at the time you die, Retire, or terminate due to Disability.  If the payout will be made, it will be based on the portion of the Award that you were eligible to receive based on targets established for, and limited to, such completed fiscal year or years, and the Company’s actual performance against those targets.  Notwithstanding the foregoing, with respect to the portion of your Performance Units which are subject to vesting based upon the satisfaction of relative total shareholder return performance goals (the “rTSR Units”), if any, if you Retire, die, or cease employment due to Disability prior to the end of the three-year performance period, then you shall be eligible to vest in a prorated portion of the rTSR Units, with the number of vested rTSR Units determined based upon actual performance for the full three-year performance period and prorated based upon the number of fiscal years during the three-year performance period that have been completed as of the date of such Retirement, death, or cessation of employment due to Disability, divided by three.

The Compensation Committee’s determination of your entitlement to these partial payouts described above will be made after the conclusion of the performance period. Subject to the Corporate Transactions section below, any payout of this portion of the Award will occur within two and a half months following the conclusion of the three-year performance period; provided however, that if you are terminated due to death or Disability or Retire within the two-year period following a Corporate Transaction, the Performance Units will be settled immediately upon such termination to the extent required to comply with Section 409A of the Code.

Corporate Transactions. Any Performance Units for unexpired terms will be converted to a time-based award at the time of such Corporate Transaction based on the best financial information available to the Company of the Company’s performance as of the close of business on the day immediately preceding the Corporate Transaction; provided, however, that in determining whether and to what extent performance criteria of such Performance Units have been satisfied, where such performance criteria are based on results that accumulate over the term of such Awards or over one year of such term (e.g., earnings per share), the performance requirement of such performance criteria will be prorated in accordance with the portion of the term or year that occurred prior to the Corporate Transaction. In the event of the consummation of any Corporate Transaction, if you cease to be an Employee due to (i) a termination of employment by the Company without Cause or (ii) a resignation of employment by you due to Good Reason, in each case, within two years following the consummation of such Corporate Transaction, all of your Performance Units will immediately vest in full upon such termination and all transfer restrictions imposed by the Plan or this Agreement will immediately terminate and such Performance Units will be settled in Company stock (or, if specified in your Agreement, cash) within 60 days following such termination of employment; provided, however, if the Corporate Transaction is a not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such termination of employment would not be permitted under Section 409A of the Code, then the Performance Units will vest and will be settled in Company stock (or, if specified in your Agreement, cash) within two and a half months following the conclusion of the three-year performance period.

5.	Short-Term Cash Incentive (Management Incentive Program)

Termination of Employment. Except in the circumstances described below, you must be actively employed on the last day of the Fiscal Year to be eligible to receive payment of the short-term cash incentive for such Fiscal Year under the Management Incentive Program, or “MIP”.

Disability or Retirement. If you Retire, with the consent of the Company, or terminate due to Disability during the Fiscal Year, you will be entitled to receive payment based on your eligible earnings (as determined by the Committee) during the year.

Death. If you die during or after the Fiscal Year before receiving a MIP payment that you would otherwise receive, payment based on your eligible earnings will be made to your estate.

Approved Leave of Absence. Being on an approved leave of absence (including workers compensation leave, military leave, or leave approved pursuant to the Family and

Medical Leave Act), does not affect your eligibility to receive a MIP payment based on your eligible earnings during the Fiscal Year.

6.	Forfeiture or Return of Awards

If the Company is required to prepare a material accounting restatement, you may be required to forfeit any Award you earned within three years of when the financial statements that were later restated were filed, if the Board or Committee, in its sole discretion, determines that you engaged in misconduct, the amount of the Award was based on achieving performance goals, and it is later determined that those goals were not achieved. In addition, if, within one year after you receive payment of an Award or exercise an Option or SAR, the Board determines in its discretion that you have materially harmed the Company, then you will be required to pay the Company any gain you realized. Additionally, if the Company is required to prepare an accounting restatement due to material noncompliance, the Company will be entitled to, and may be required to, seek recovery of an Award paid to any participant where the misstatement caused an error in incentive-based compensation. The foregoing is in addition to any clawback or recoupment rights the Company may have with respect to you under the La-Z-Boy Incorporated Policy on Recoupment of Incentive Compensation.

7.	Notices

Any notice under this Agreement to the Company should be addressed to La-Z-Boy Incorporated in care of its Corporate Secretary at One La-Z-Boy Drive, Monroe, Michigan 48162, and, if to you, it will be addressed to your address appearing in the Company’s personnel records, or to either party at a different address that the party designates in writing to the other party. Any such notice will be deemed effective when received.

8.     Section 409A.

The Company intends that the Awards granted under this Agreement comply with Code Section 409A or be exempt from Code Section 409A to the maximum extent possible and each payment hereunder will be considered a separate payment under Code Section 409A. If any Award granted hereunder constitutes “deferred compensation” under Code Section 409A of the Code and you are a “specified employee” for purposes of Code Section 409A, no distribution or payment of any amount that is due upon a “separation from service” (as defined in Code Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of your “separation from service” (as defined in Code Section 409A without regard to alternative definitions thereunder) or, if earlier, the date of your death, unless such distribution or payment can be made in a manner that complies with Code

Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

9.     Definitions.

Notwithstanding anything in the Plan to the contrary, “Cause” is defined as in the change in control letter agreement between the Company and you in effect on the Grant Date.

“Good Reason” is defined as in the change in control letter agreement between the Company and you in effect on the Grant Date.